Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 21st day of March, 2016, by and between Kris B. Wilberding, residing at 5105 Creekwood Dr., Greenville, Indiana 47124 (hereinafter referred to as the “Executive”), and INDCO, INC., a Tennessee corporation (hereinafter referred to as the “Company”).

EXPLANATORY STATEMENT

The Executive is chief financial officer of the Company. The Company entered into a Stock Purchase Agreement dated as of March __, 2016 (the “Purchase Agreement”) with respect to the purchase by an unaffiliated third party of the majority of the issued and outstanding shares of the Company. The Company desires to continue the employment of the Executive, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.           Employment.

1.1.           Subject to and upon the terms and conditions of this Agreement, the Company hereby employs, and agrees to continue the employment of, the Executive during the term hereof, and the Executive hereby accepts such continued employment in the capacity as Chief Financial Officer. In the performance of her duties, the Executive shall report to the Company’s Board of Directors (the “Board”).

1.2.           The Executive represents and warrants that she is not bound by any non-competition, franchise, service, or other agreement which would prohibit or restrict her from entering into this Agreement or performing any of her obligations under this Agreement. Any such agreement which would prohibit or restrict the Executive from entering into this Agreement or performing any of her obligations hereunder have been duly terminated, and all such prohibitions or restrictions have lapsed without the other party to any such agreement filing any action to continue any such prohibitions or restrictions.

2.           Duties.

2.1.           During the Employment Period (as defined below), the Executive shall serve as, and have responsibilities and authority consistent with the position of, Chief Financial Officer of the Company, which shall be subject to the discretion of the Board. At the request of the Board, the Executive shall serve as a director, officer or consultant of any subsidiary of the Company or of any other entity in which the Company has an interest, provided that the Executive is indemnified for such service to the same extent as she is indemnified for serving in her capacities on behalf of the Company.

2.2.           The Executive agrees to devote her full working time and best efforts to the performance of her duties for the Company. The Executive shall diligently and conscientiously devote her full and exclusive business time and attention and best efforts in discharging her duties. Nothing herein shall restrict the Executive from devoting reasonable time and her expertise to charitable or communal activities. The Company shall provide appropriate office space and services to allow the Executive to discharge her duties, consistent with policies established by the Board from time to time. The Executive shall perform her duties in accordance with the Company’s policies and standard operating procedures as they may be in effect from time to time.

2.3.           In no event will Executive be required to relocate her residence from its present location.

3.           Term.

This Agreement shall be for a term (the “Employment Period”) commencing on the date hereof and terminating on the day prior to the second anniversary thereof, unless sooner terminated pursuant to the terms hereof. This Agreement shall thereafter be renewed and extended on its prevailing terms and conditions for successive one-year terms unless, not less than six months prior to the expiration of the initial term or any renewal term, either party notifies the other party in writing of the intention of the party giving such notice not to renew.

4.           Compensation.

4.1.           Base Salary. The Company shall pay to the Executive a salary at the rate of $120,000 per annum, pursuant to such regular pay periods as are adopted by the Company from time to time (the “Salary”), subject to adjustment as may be approved by the Company from time to time. The Company shall withhold from Executive’s compensation all federal, state and local taxes that it may now or may hereafter be required to withhold.

4.2.           Incentive Compensation. In addition to the Base Salary, the Executive shall receive an annual Incentive Compensation equal to the amount determined pursuant to Exhibit A attached hereto and incorporated herein by reference (“Incentive Compensation”), which shall be paid by the Company within 120 days following the end of the Company’s fiscal year with respect to which the Incentive Compensation is earned. The Incentive Compensation shall be subject to all applicable federal, state and local withholding taxes.

5.           Benefits.

5.1.           The Executive shall be entitled to vacation time, holiday time, sick leave and other leave all in accordance with the Company’s policy with respect to such matters. The parties understand that such benefits are beneficial to both the Company and the Executive and will not be abused. The Executive shall take her vacation at such reasonable time or times as shall be agreed upon by the Executive and the Company. Vacation time, holiday time, sick leave and other leave for any year may only accrue to future years or entitle the Executive to cash compensation for any such time not used in accordance with the Company’s policy with respect to such matters.

5.2.           During the term hereof:

(i)           The Company shall provide the Executive with such group health insurance, life insurance and disability insurance benefits as are provided to other executives of the Company from time to time during the term of this Agreement in accordance with the Company’s policies with respect to such matters.

(ii)         The Executive shall be promptly reimbursed by the Company upon presentation of appropriate vouchers for all reasonable business expenses incurred by the Executive on behalf of the Company consistent with the Company’s expense, travel and entertainment policies.

6.           Stock Options.

6.1.           The Company has previously granted to the Executive options to purchase 16,645 shares of the Company’s Common Stock (the “Options”). Notwithstanding the closing under the Purchase Agreement, the Options shall remain in full force and effect in accordance with the terms of the Options, except as hereinafter set forth.

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6.2.           The parties agree that within 30 days following the date hereof, the Options shall be amended to reduce the exercise price to a nominal amount, to require Executive to exercise such options within 30 days of executing such amendment to the Options, to provide for the Company’s right of first refusal on any sale by the Executive of shares acquired upon exercise of the Options (“Option Shares”), to provide that Option Shares may not be transferred by Executive for three (3) years following the date of exercise and such other terms as shall be agreed upon by the parties.

6.3.           The parties further agree that as soon as practicable following the date hereof, and in any event within 90 days following the date hereof, the Board will create, and submit to the Company’s shareholders for approval, an incentive stock option plan on such terms as shall be approved by the Board, and Executive shall be granted options under such plan as hereinafter set forth and on such other terms as shall be approved by the Board. The terms of such plan shall include an “Automatic Annual Grant of Options”, as hereinafter defined, to Executive. As used herein, “Automatic Annual Grant of Options” means, that effective the first day of the Company’s fiscal year for each of the five consecutive fiscal years commencing October 1, 2017, provided Executive is then employed by the Company or a subsidiary or parent of the Company, the Executive will be granted an option to purchase shares of the Company’s Common Stock equal to one-half of one percent (0.5%) of the Company’s outstanding Common Stock on a fully diluted basis as of the previous day, at an exercise price per share equal to fair market value on the date of grant, with such options to vest one-third on each of the first three anniversaries of the date of grant provided Executive is employed by the Company or a subsidiary or parent of the Company on such vesting date.

7.           Non-Disclosure.

The Executive shall not at any time during or after the termination of her employment hereunder make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secrets or other confidential information concerning the business of the Company and/or any of its affiliates, and/or their respective finances, pricing, sales and marketing information, and other business information relating to the terms of any business relationship with any vendor or customer, nor shall Executive make use of, disclose or make known the names, historical information or financial terms relating to any customer of the Company and/or any of its affiliates (collectively referred to as the “proprietary information”), except to the extent necessary for the performance of her duties hereunder. For the purposes of this Agreement, trade secrets, confidential information and proprietary information shall mean information disclosed to the Executive or known by her as a consequence of her association with the Company, whether or not pursuant to this Agreement, and not generally known in the industry, concerning the business, finances, methods, operations, sales, marketing information and information relating to pricing, vendor lists and customer lists of the Company. The Executive acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company and that disclosure of any such information would cause substantial injury to the Company.

8.           Termination.

8.1.           The Employment Period and the Executive’s Salary, and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Company will terminate:

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(i)           upon the expiration of the then-current term without renewal pursuant to Section 3 hereof;

(ii)         upon the death of the Executive;

(iii)        upon the disability of the Executive (as defined in Section 8.2 hereof) immediately upon notice from either party to the other; or

(iv)        upon termination of the Executive for cause (as defined in Section 8.3 hereof), immediately upon notice from the Company to the Executive, or at such later time as such notice may specify.

8.2.           For purposes of Section 8.1 hereof, the Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement for 90 consecutive days, or 120 non-consecutive days during any 12-month period. The disability of the Executive will be determined by a medical doctor selected by the Company and the Executive upon the request of either party by notice to the other. If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The expenses of each doctor selected by a party shall be paid by such party, and the expenses of a doctor selected jointly by the parties or jointly by the two doctors selected by the parties shall be paid by the Company. The determination of the medical doctor selected will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. The Company will keep all such medical information confidential, will not reproduce any such medical information except to the extent necessary to complete the confidential personnel file of the Executive, and will promptly return all such records to the Executive or her representative upon request. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead, under this Section, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section.

8.3.           For purposes of Section 8.1 hereof, the phrase “for cause” means: (i) the Executive’s material breach of this Agreement following written notice by the Company to the Executive of such breach, and the Executive’s failure to commence the cure of such breach within 10 days following receipt of such notice and diligent pursuit and cure of such breach within 30 days following receipt of such notice (which may be extended in the Company’s reasonable discretion if the Executive is diligently pursuing the cure thereof); (ii) the Executive’s failure to adhere to any material written Company-wide policy if the Executive has been given a reasonable opportunity to comply with such policy or to cure her failure to comply (which reasonable opportunity must be granted during the 20-day period preceding termination of this Agreement); (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company for the Executive’s personal benefit or for the benefit of any individual or entity other than the Company and its affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or (v) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony.

8.4.           Effective upon the termination of this Agreement, in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Company, the Company will pay the Executive only as follows, in accordance with the Company's policy with respect to such matters:

(i)           If this Agreement terminates due to its expiration, the Executive will be entitled to receive her Salary and accrued Incentive Compensation only through such expiration date.

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(ii)         If the Company terminates this Agreement for cause, the Executive will be entitled to receive her Salary only through the date such termination is effective, and no Incentive Compensation will be paid with respect to the fiscal year during which such termination became effective.

(iii)        If this Agreement is terminated by either party as a result of the Executive’s disability, the Company will pay the Executive her Salary and a proportionate share of the Incentive Compensation through the remainder of the calendar month during which such termination is effective, such Incentive Compensation amount to be paid within 120 days following the end of the fiscal year during which such termination became effective.

(iv)        If this Agreement is terminated because of the Executive’s death, the Executive's estate or personal representative will be entitled to receive her Salary and a proportionate share of the Incentive Compensation through the remainder of the calendar month during which such termination is effective, such Incentive Compensation amount to be paid within 120 days following the end of the fiscal year during which such termination became effective.

The Executive’s accrual of, or participation in Executive benefit plans will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued benefits pursuant to such plans only as provided in such plans and by applicable state and federal laws. The post-termination terms of any Options granted to the Executive will be as set forth in the instruments governing such Options.

9.           Covenants of the Executive.

9.1.           For a period of two years following termination of the Employment Period, the Executive shall not own, manage, operate, control, invest or participate in or be connected with in any capacity, anywhere in the United States (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, manager, owner or shareholder or in any other individual or representative capacity) with any business, individual, partnership, firm, corporation or other person (other than the Company) which is engaged in the business of the manufacture, production and sale of industrial mixers via direct sale, catalog and the internet. Without any implied limitation, the foregoing covenant shall prohibit: (i) hiring or engaging or attempting to hire or engage for or on behalf of any person or entity, any officer or employee of the Company or any of its affiliates, or any former officer or employee of the Company or any of its affiliates who was employed or retained during the 12 month period immediately preceding the date of such solicitation for or on behalf of such other person, or soliciting or attempting to solicit any such officer or employee or any independent contractor of the Company or any of its affiliates to terminate his or her relationship or employment with the Company or any of its affiliates, or (ii) soliciting for or on behalf of any other person, any client or customer of the Company as of the date of the Executive’s employment termination Date or during the preceding 12 months, or diverting to any person any client, customer or business opportunity of the Company.

9.2.           The Executive hereby agrees that the covenants contained in Section 9.1 (the “Restrictive Covenants”) are entered into in partial consideration of the Executive’s employment pursuant to the terms of this Agreement, are reasonable in geographic scope and duration in view of the relevant market for the products and services of the Company and that any breach of any of the Restrictive Covenants could result in continuing and irreparable harm to the Company or its affiliates. Therefore, the Executive hereby agrees and consents that, in addition to any other remedies available to the Company (whether at law or at equity), the Company shall be entitled to seek an injunction, restraining order or any appropriate decree of specific performance for any actual or threatened violation or breach of Section 9.1, without the posting of any bond.

9.3.           Each of the Restrictive Covenants is distinct and severable, notwithstanding that some of such covenants may be set forth in one section hereof for convenience.

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9.4.           In the event that any or all of the Restrictive Covenants shall be determined by a court of competent jurisdiction to be unenforceable by reason of their geographic or temporal restrictions being too great, or by reason that the range of activities covered are too great, or for any other reason, they should be interpreted to extend over the maximum geographic area, period of time, range of activities, or other restrictions as to which they may be enforceable.

10.         Miscellaneous.

10.1.           Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written, with respect to the subject matter of this Agreement. No change, addition or amendment shall be made hereto, except by written agreement signed by all of the parties hereto.

10.2.           Severability. If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

10.3.           Notices. All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and if such notices are hand-delivered or e-mailed, return e-mail acknowledgement requested, to the address set forth below, they shall be deemed to have been received on the business day so delivered or transmitted; if such notices are transmitted by overnight courier, to the address set forth below, they shall be deemed to have been received on the business day following the date on which so transmitted, provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next business day:

The Company:	INDCO, Inc.
Janel Corporation
303 Merrick Road, Suite 400
Lynbrook, New York 11563
Attention: Brendan J. Killackey
bkillackey@Janelgroup.net

The Executive:	Ms. Kris B. Wilberding
5105 Creekwood Dr.
Greenville, IN 47124
kris@indco.com

10.4.           Benefit. This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company and the heirs and personal representatives of the Executive. The Executive may not assign any of her rights or obligations hereunder. The Company may assign its rights and obligations hereunder to another entity controlling, controlled by, or under common control with the Company.

10.5.           Waiver. The waiver by either party of any breach or violation of any provision of this Agreement or the failure by any party to take action in response to the conduct or performance of any party shall not operate or be construed as a waiver of any subsequent breach, violation, conduct or performance.

10.6.           Governing Law. The internal law of the State of Indiana shall govern the construction and validity of this Agreement without regard to conflicts of law.

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10.7.           Defined Terms. Except as may otherwise be expressly provided herein, all capitalized terms have the meanings set forth in the Purchase Agreement.

10.8.           Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

[signatures appear on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Company:
INDCO, INC.

By:	/s/ Brendan J. Killackey
Brendan J. Killackey
Vice President

The Executive:

/s/ Kris B. Wilberding
Kris B. Wilberding

[Employment Agreement of Kris B. Wilberding]

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Exhibit A

Incentive Compensation

	Annual Incentive Bonus: Kris Wilberding

(Jan - Sep)	Attainment (% of Target)	Payout Percentage (% of EBITDA)	Bonus Paid
2016 EBITDA Incentive Compensation Target
$1,419,274	90%	1.25%	$15,967
	91%	1.25%	$16,144
Bonus will be paid according to the enclosed schedule. The % of Attained Target amount will be calculated based on final 2016 audit results which will include all bonus expense accruals. The FY 2017 bonus structure will follow the same format, and the FY 2017 Incentive Compensation Target will be determined based upon the FY 2017 Board of Directors approved Budget.	92%	1.30%	$16,975
	93%	1.30%	$17,159
	94%	1.35%	$18,011
	95%	1.35%	$18,202
	96%	1.40%	$19,075
	97%	1.40%	$19,274
	98%	1.45%	$20,168
	99%	1.45%	$20,374
	100%	1.50%	$21,289
	101%	1.55%	$22,219
	102%	1.60%	$23,163
	103%	1.65%	$24,121
	104%	1.70%	$25,093
This is a 9 month target period due to the anticipated change in Inco's year end from 12/31 to 9/30.	105%	1.75%	$26,079
	106%	1.80%	$27,080
	107%	1.85%	$28,095
	108%	1.90%	$29,123
	109%	1.95%	$30,167
	110%	2.00%	$31,224
	Over 110%	2%

			$ 42,500

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